Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-185996) and related Prospectus of PPL Energy Supply, LLC for the registration of its offer to exchange 8.857% Senior Secured Bonds due 2025 of PPL Ironwood, LLC with newly issued 4.60% Senior Notes due 2021 of PPL Energy Supply, LLC and to the incorporation by reference therein of our report dated February 28, 2012, with respect to the consolidated financial statements of PPL Energy Supply, LLC included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

Philadelphia, Pennsylvania

January 22, 2013